Exhibit 10.2

Execution Version

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of September 28, 2015, to the Loan and Security Agreement, dated as of August 11, 2015 (the “Loan Agreement”), is made by and among MAST THERAPEUTICS, INC., a Delaware corporation (“Borrower”), HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as administrative agent (“Agent”), and the lender party hereto (“Lender”).

RECITALS

A. Borrower, Agent and Lender are parties to the Loan Agreement.

B. The parties wish to amend the Loan Agreement, as provided herein.

C. The Loan Agreement may be amended pursuant to Section 11.3(b) thereof by the written agreement of Borrower, Agent and Lender (which, for the avoidance of doubt, is the Required Lender).

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms. Capitalized terms used but not defined herein (including in the recitals) shall have the meanings assigned to such terms in the Loan Agreement.

SECTION 2.   Amendments to Loan Agreement. Subject to all of the terms and conditions set forth in this Amendment, the parties hereby agree to the following amendments to the Loan Agreement.

(A)  The definition of “Amortization Date” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Amortization Date” means June 1, 2016; provided, however, (a) if the First Interest Only Extension Condition is satisfied on or before June 1, 2016, but Borrower has not satisfied the Second Interest Only Extension Condition as of such date, then the Amortization Date shall mean September 1, 2016, and (b) if Borrower has satisfied both the First Interest Only Extension Condition and the Second Interest Only Extension Condition on or before June 1, 2016, then the Amortization Date shall mean March 1, 2017.”

(B)  The definition of “Second Advance Milestone” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

(C)  The definition of “Second Advance Period” in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

(D)  A new definition of “Second Advance Prepayment Conditions” is added to Section 1.1 of the Loan Agreement, such definition to read in its entirety as follows:

““Second Advance Prepayment Conditions” means Borrower’s achievement of each of the following on or before the specified dates: (a) on or before December 31, 2015, treatment of the first patient in Borrower’s planned Phase 2 clinical study of vepoloxamer in patients with heart failure; (b) on or before December 31, 2015, positive data is received from an investigator-sponsored Phase 2 clinical study of AIR001 (Clinicaltrials.gov Identifier: NCT02262078) and another investigator-sponsored Phase 2 clinical study of AIR001 (Clinicaltrials.gov Identifier: NCT01431313) is ongoing; and (c) on or before April 30, 2016, either (A) Borrower’s receipt of unrestricted and unencumbered net cash proceeds in an amount equal to at least $15,000,000 from either, or a combination of, (i) upfront cash payments to Borrower resulting from strategic corporate partnerships or (ii) the completion by Borrower of one or more Equity Events, provided that, if any such Equity Event relates to Borrower’s offer and sale of Common Stock through an “at the market” offering program, (X) only 50% of any net proceeds received by Borrower after the Closing Date in connection with such offering program shall qualify for the satisfaction of the condition set forth in this clause (c) and (Y) Borrower may only apply an aggregate of $3,000,000 of net proceeds received by Borrower after the Closing Date with respect to such offering program in satisfaction of the condition set forth in this clause (c), or (B) Borrower’s demonstration of, to the reasonable satisfaction of Agent, positive results in the EPIC Phase 3 study of vepoloxamer in patients with sickle cell disease.”

(E)  The definition of “Second Interest Only Extension Condition” appearing in Section 1.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

““Second Interest Only Extension Condition” means Borrower’s satisfaction of each of the following conditions: (a) no default or Event of Default under any Loan Document shall have occurred and be continuing, (b) Borrower has achieved the conditions set forth in clause (b) of the definition of “First Interest Only Extension Condition”, and (c) Borrower has not prepaid the Second Advance pursuant to Section 2.4(b).”

(F)  The definition of “Unfunded Term Loan Amount” appearing in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

(G)  Section 2.1(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Subject to the terms and conditions of this Agreement, on September 28, 2015 Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, an additional Advance in an amount equal to $10,000,000 (the “Second Advance”).

(H)  Section 2.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.4 Prepayment; Second Advance Prepayment Condition.

(a) At its option upon at least five Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance and all accrued and unpaid interest thereon, together with a prepayment charge in an amount equal to the following percentage of the Advance amounts being prepaid (each, a “Prepayment Charge”): (i) if the Advance amounts are prepaid during any of the first 12 months following the Closing Date, 3.00%; (ii) if the Advance amounts are prepaid during the period commencing after such 12 months following the Closing Date but on or prior to 24 months following the Closing Date, 2.00%; and (iii) if the Advance amounts are prepaid during any period after such 24 months following the Closing Date but prior to the Term Loan Maturity Date, 1.00%. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid fees and expenses accrued to the date of repayment, together with the applicable Prepayment Charge. For the avoidance of doubt, (i) Borrower may not borrow, and Lender shall not lend, any Advance amounts that are prepaid under this Section 2.4(a), and (ii) Lender shall not be entitled to any Prepayment Charge in the event all or a portion of the Advances are repaid to Lender in connection with the concurrent extension of additional loans by Lender and/or its Affiliates to Borrower.

(b) Unless Borrower has achieved each of the Second Advance Prepayment Conditions on or before the dates applicable to each Second Advance Prepayment Condition, on April 30, 2016, Borrower shall prepay the outstanding amount of all principal and accrued interest in respect of the Second Advance and all unpaid fees and expenses accrued to such date; provided, however, Borrower shall not be required to pay any Prepayment Charge in connection with the required prepayment of the Second Advance pursuant this Section 2.4(b). Borrower’s failure to make the prepayment required under this Section 2.4(b) shall constitute an Event of Default under Section 9.1.”

(I)  Section 2.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays all outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable in full, Borrower shall pay Lender an amount equal to $712,500.”

(J)  Section 4.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“4.2 Additional Advance. Lender’s obligation to make the Second Advance is subject to all applicable conditions under this Agreement.”

(K)  Schedule 7.16 contemplated by the Loan Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 7.16.1.

SECTION 3.  Conditions to this Amendment. This Amendment shall become effective only if Borrower has satisfied the following conditions as of the date hereof:

(A)  Borrower shall have delivered to Agent an additional facility charge payment of $37,500;

(B)  Borrower shall have delivered to Agent a duly executed amendment to the  Warrant Agreement in the form attached hereto as Exhibit A (the “Warrant Amendment”); and

(C)  Borrower shall have delivered to Agent a duly executed Advance Request for the Second Advance; provided that Agent and Lender waive the requirement to deliver such Advance Request pursuant to Section 2.1(b) of the Loan Agreement.

SECTION 4.  Effect on Loan Documents. Except as specifically amended herein and the Warrant Amendment, all Loan Documents shall continue to be in full force and effect and are ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents, and it shall not constitute a waiver of any provision of the Loan Documents. Any reference to the Loan Agreement in any other Loan Document shall be a reference to the Loan Agreement as amended by this Amendment.

SECTION 5.  Representations and Warranties. Borrower represents and warrants to Agent and Lender as follows:

(A) Borrower’s execution, delivery and performance of this Amendment and the Warrant Amendment, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral or the Intellectual Property, other than Permitted Liens and the Liens created by the Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and (iv) except as described on Schedule 5.3 to the Loan Agreement, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing this Amendment and the Warrant Amendment are duly authorized to do so.

(B) This Amendment and the Warrant Amendment have been duly executed and delivered on Borrower’s behalf by its duly authorized officer, and constitutes Borrower’s legal, valid and binding obligations, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity.

SECTION 6.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of California.

SECTION 7.  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. Agent may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic imaging means.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BORROWER:

MAST THERAPEUTICS, INC.

By:	/s/ Brandi Roberts
Name: Brandi Roberts
Title: Chief Financial Officer

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Ben Bang
Name: Ben Bang
Title: Associate General Counsel

LENDER:

HERCULES TECHNOLOGY III, L.P.

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Technology Growth Capital, Inc., its Manager

By:	/s/ Ben Bang
Name: Ben Bang
Title: Associate General Counsel

[First Amendment to Loan and Security Agreement]

Exhibit A

Warrant Amendment

(See attached)

[First Amendment to Loan and Security Agreement]

SCHEDULE 7.16.1

POST-CLOSING ITEMS

1. On or before October 31, 2015, a Landlord’s Waiver and Consent for 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130 in form reasonably satisfactory to Agent.